EXHIBIT 4(p)
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Capital Stock

The following description of the Capital Stock of Campbell Soup Company (the "Company") is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Company's Amended and Restated By-Laws (the "By-Laws"), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. See the Certificate of Incorporation, the By-Laws and the applicable provisions of New Jersey Business Corporation Act, Title 14A, for additional information.

Authorized Shares
The Company's authorized shares consist of 560,000,000 shares of capital stock, $0.0375 par value per share ("Capital Stock"), and 40,000,000 shares of preferred stock issuable in one or more classes and series, with preferences, rights, restrictions and qualifications as established by the Board of Directors of the Company without shareholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights ("Preferred Stock"). No shares of preferred stock are outstanding.

Voting Rights
The holders of Capital Stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Except as required by the Certificate of Incorporation or the rules or regulations of any stock exchange applicable to the Company, or as otherwise provided by law or pursuant to any regulation applicable to the Company or its securities, matters will generally be decided by a majority of the Capital Stock votes cast. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power of the holders of shares of Capital Stock. In addition, certain matters described below require approval of two-thirds of the Capital Stock votes cast.

Dividend Rights
The holders of Capital Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company in its discretion out of funds available, subject to the rights of any holders of Preferred Stock.

Liquidation Rights
The holders of Capital Stock will share ratably in all assets available for distribution to shareholders in the event of dissolution, subject to the rights of any holders of Preferred Stock.

Other Rights and Preferences
The Capital Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. There are no restrictions on transfer of our Capital Stock, except as required by law.

Certain Other Provisions of Our Certificate of Incorporation or By-Laws
The Certificate of Incorporation and/or By-Laws include the following provisions that may have an effect of delaying, deferring or preventing a change in control of the Company.
Two-Thirds Stockholder Approval for Certain Corporate Action. Amendments to the Certificate of Incorporation, adoption of plans of merger or consolidation, the sale of all or substantially all of the assets of the Company and dissolution of the Company require approval from two-thirds of the votes cast by the holders of all of the Company’s Capital Stock entitled to vote thereon, subject to the rights of any holders of Preferred Stock entitled to vote thereon.
Effect of Preferred Stock. Our Board of Directors is authorized to approve the issuance of Preferred Stock without stockholder approval and to determine the number of shares, the designations and the relative preferences, rights, restrictions and qualifications of any class or series of Preferred Stock. As a result, our Board of Directors could, without stockholder approval, authorize the issuance of Preferred Stock with voting, dividend, redemption, liquidation, sinking fund, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of

Capital Stock or other classes or series of Preferred Stock or that could have the effect of delaying, deferring or preventing a change in control.